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                                                                    EXHIBIT 99.2

[MERIDIAN RESOURCE CORPORATION LOGO]                                        NEWS

                         MERIDIAN ISSUES SECOND QUARTER
                                OPERATIONS UPDATE

Houston, Texas - August 8, 2005 - The Meridian Resource Corporation (NYSE:
"TMR") today announced:

- RECENT JOINT VENTURE AGREEMENT EXPANDS MERIDIAN'S EXPLORATION INVENTORY TO LONGER-LIVED EAST TEXAS WOODBINE TREND

-     PRESSURED CRIS I TEST SUCCESSFUL AT BAYOU GENTILLY WELL, TESTED AS HIGH AS
      5.9 MMCF/D AND 654 BCPD

- SECOND HALF 2005 DRILLING AND WORKOVER SCHEDULE PROVIDES POTENTIAL FOR PRODUCTION RECOVERY AND RESERVE ADDITIONS

EAST TEXAS JOINT VENTURE -- Meridian recently entered into a Joint Exploration Agreement for the exploration and development of an extension play offsetting the Double A field located in the east Texas region in Tyler and Polk counties. The Double A field is primarily a Woodbine development that has produced over 390 Bcf and 17 million barrels of oil since its discovery during the 1980's. Meridian is the operator and has obtained a rig for the drilling of the first well in the project area which, subject to permitting, title and location contingencies, is expected to begin during late third quarter. The Company and its affiliates own a 50% working interest in the venture.

BILOXI MARSHLANDS PROJECT -- The Company recently completed drilling the Apache La. Minerals No. 1 well on its Bayou Gentilly prospect to a total depth of approximately 12,600 feet. The well was tested from the geo-pressured Cris "I" sand interval at a gross daily flow rate as high as 5.9 million cubic feet of gas ("Mmcf") and 654 barrels of condensate ("BC") on a 10/64th-inch choke at a flowing tubing pressure of 6,018 psi and 8,200 psi shut-in tubing pressure. The well was tested from 14 feet of perforations between 11,758 feet and 11,772 feet. Production from the well will require construction of a pipeline and production facilities. The Company has set a goal of having the well completed and producing during the fourth quarter of this year. The Company owns a 92% working interest in this well.

The rig from the Bayou Gentilly well has been moved to the northeast quadrant of the Biloxi Marshlands ("BML") play to drill its Menifee prospect. This prospect will be a normal pressured test at approximately 9,000 feet. Following drilling of the Menifee prospect, the Company plans to utilize this rig for the drilling of several additional prospects in the northeast quadrant of the BML project area, beginning with the Gato del Sol and Seabiscuit prospects.

During the second quarter, the Company completed its fourth and final phase of new proprietary 3-D seismic acquisition covering approximately 140 square miles gross (90 square miles net) primarily in the southwest quadrant of its 400,000 acre 3-D shoot. This data is currently in processing and, based on initial interpretation, appears similar in quality and prospectivity to the Company's 400 square mile proprietary 3-D seismic data previously shot over this region. The company expects to complete processing and interpretation of the data set well in advance of

1401 Enclave Parkway, Suite 300 - Houston, Texas 77077 - (281) 597-7000
                      - Fax (281) 558-5744 - www.tmrc.com

                                                                     Page 1 of 4

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its option date of December 15, 2005. To date, the Company has expended approximately $179 million in the development of the BML project which has returned over $172 million of its investment. Since inception of the BML project, the Company has drilled 34 wells with 21 producers. During the first half of 2005, the Company participated in four state lease sales and has been successful in acquiring all targeted acreage. The Company believes that its knowledge base and understanding of the region together with its large proprietary 3-D seismic data provide it with a competitive advantage to continue to acquire and develop this play as originally planned.

The String of Pearls SL 18315 No. 1 well has been placed on production effective mid-July following the completion of a pipeline. The well is producing from the Basal Deltaic sand section and is currently producing 4 Mmcf/d gross (2.7 Mmcf/d net) of gas through a 17/64th-inch choke with a flowing tubing pressure measured at 2,300 psi. The Company owns a 92% working interest in this well.

Operations to re-drill the Company's BML No. 1-2 well in St. Bernard Parish have been temporarily halted following a drilling rig incident related to Hurricane Dennis in early July. While the barge rig was being relocated as part of its hurricane preparation efforts, the rig took on water, tipping over onto its side in Bayou Grande about 1,200 feet from the well location. All personnel were safely evacuated with no injuries. At the time of the incident, the well was being re-drilled to the same productive interval in which the well had been previously completed. The re-drill was about 2,000 feet from its targeted depth before the incident. During the second quarter, the BML No. 1-2 well was producing approximately 7.5 Mmcf/d gross (3.7 Mmcf/d net) when it experienced down hole mechanical problems and ceased producing. Meridian anticipates moving another rig onto the well and finishing the work as soon as the barge rig is up righted and removed. The Company anticipates that the rig will be removed within the next 30 to 45 days.

Other activity in the BML area during the second quarter included the drilling of the SL 18157 No. 1 well located on the Pan Prospect area to a depth of approximately 9,000 feet for a Cris "I" sand test. The well encountered 2 sands indicating hydrocarbons, but not in sufficient quantities to justify completion and construction of pipeline and production facilities. The well has subsequently been abandoned. Additionally, the Company drilled the SL 18072 No. 1 well located in the East Stuards Bluff area to a depth of approximately 10,800 feet to test the Big Hum and Tex W sands that are producing in offset wells drilled by Meridian in the immediate area. The well also encountered sands indicating hydrocarbons, but not in sufficient quantities to justify completing the well and was subsequently abandoned.

RAMOS COMPLEX AREA - The Company previously announced the initial production test results of the Avoca 6-1 well in the Bayou Chene prospect area, and the Avoca 5-2 well in the N.W. Bayou Chene prospect area of approximately 6.5 Mmcf/d gross and 214 BC gross (5 Mmcfe/d net) and approximately 2.3 Mmcf/d gross (1.5 Mmcf/d net), respectively, with no accompanying water production. Production from the wells required construction of a pipeline and production facilities. The anticipated completion of this project is currently scheduled for late third quarter versus the previously stated anticipated completion date of early third quarter. The Company owns 92% working interest in the well.

The outside operated Shepard et al No. 1 well in the Black Bayou prospect area was drilled to 3,000 feet and logged gas pay in a shallow Miocene sand section. The well has recently been completed and tested by the operator on August 5, 2005. Production from the well will require construction of a pipeline and production facilities, at which time the production rate will be reported. The Company has set a goal of having the construction completed and the well producing during the fourth quarter of 2005. The Company owns a 46% working interest in the well.

1401 Enclave Parkway, Suite 300 - Houston, Texas 77077 - (281) 597-7000
                      - Fax (281) 558-5744 - www.tmrc.com

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The CL&F C-1 well in the Turtle Cove prospect area was drilled to a depth of approximately 13,200 feet, logged gas pay in the Big Hum sand and was completed. Soon after an initial test of 750 Mcf/d, flowing pressures from the well dropped significantly. Further work on the well failed to stimulate additional production. The Company is currently evaluating the well to determine its economic viability. The drilling rig was next utilized to drill the CL&F D-1 well on the Turtle Bay prospect. The well was drilled to a depth of approximately 12,000 feet to test a Big Hum amplitude anomaly. The sand was encountered where expected, but appears to have been depleted and the well was subsequently plugged and abandoned.

The rig is currently drilling the CL&F E-1 well on the Company's Turtle Shell prospect. This well is currently drilling at approximately 12,000 feet, going to a total depth of approximately 17,000 feet to test several potentially productive objectives including the Rob L and multiple Cib Op sands. Upon completion of the Turtle Shell well, the Company plans to utilize this rig for the drilling of additional prospects in the Ramos Complex project area.

Additionally, in the Ramos Complex area, the SL 16049 well was shut-in at the beginning of the second quarter due to scaling inside the production tubing. The well was producing from the Operc 5 sand at a rate of 5.5 Mmcfe/d gross (2.8 Mmcfe/d net). Currently the well is being worked over and the Company anticipates that this well will be returned to production at comparable levels.

MISCELLANEOUS OPERATIONS/PRODUCTION - Elsewhere during the second quarter, the Company participated in a well in the Gibson Humphrey field. The outside operated well was drilled to a depth of approximately 13,000 feet, was completed and is producing at a rate of 1.9 Mmcf/d gross (500 Mcf/d net). The Company owns a 29% working interest in the well. Additionally, the Company participated in the drilling of the Evelyn Moulis No. 1 well on the North by Northwest prospect. The well was drilled to a depth of approximately 7,000 feet and failed to encounter hydrocarbons. It was subsequently plugged and abandoned.

Average daily production volumes for the second quarter of 2005 totaled 76.2 Mmcfe compared to 86.3 Mmcfe for the first quarter of 2005, representing a decline of 10.1 Mmcfe. Approximately 6.5 Mmcfe/d of the 10.1 Mmcfe/d difference is the result of mechanical issues on two wells (BML 1-2 and SL 16049) which are currently being addressed as discussed above. The remainder is due to delays in placing recent discoveries on line, and natural production declines.

Average daily production volumes for the first six months of 2005 totaled 81.2 Mmcfe compared to 96.7 Mmcfe for the corresponding period of 2004, representing a decline of 15.5 Mmcfe. Approximately 12.5 Mmcfe of the 15.5 Mmcfe difference is the result of mechanical issues on the Ramos - SL 16049 No. 1 well discussed above, and the Ramos Thibodeaux No. 3 well. The Thibodeaux No. 3 well, which, as reported in the Company's first quarter 2005 results, began making significant amounts of water due to channeling from a lower zone during late 2004. The well was subsequently shut-in and workover operations were performed to attempt to minimize the water production. The well was returned to production during May 2005 at a rate of 3.5 Mmcfe/d (1.6 Mmcfe/d net).

1401 Enclave Parkway, Suite 300 - Houston, Texas 77077 - (281) 597-7000
                      - Fax (281) 558-5744 - www.tmrc.com

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RE-CAP OF UPDATE - Below is a re-capitulation of the operations discussed in this update effecting net production:

      - 4.0 Mmcfe/d - Apache La. Minerals (Bayou Gentilly), tested, expected to go online 4Q*;

      -     2.7 Mmcfe/d - SL 18315 (String of Pearls), went online mid-July;

      - 3.7 Mmcfe/d - BML 1-2, finish re-drill and expected to be back online early 4Q;

      - 5.0 Mmcfe/d - Avoca 6-1 (N.W. Bayou Chene), expected to go online late 3Q;

      -     1.5 Mmcfe/d - Avoca 5-2 (Bayou Chene), expected to go online late
            3Q;

      - 0.5 Mmcfe/d - Shepard et al No. 1 (Black Bayou), tested, expected to go online 4Q*;

      -     2.8 Mmcfe/d - SL 16049, workover well, expected to go back online
            3Q; and,

      -     0.5 Mmcfe/d - Gibson Humphrey well, tested, went online late-July


      -     SL 18157 No. 1 well (Pan Prospect) - dry hole;

      -     SL 18072 No. 1 well (E Stuards Bluff area) - dry hole;

      -     CL&F C-1 well (Turtle Cove) - evaluating economics;

      -     CL&F D-1 well (Turtle Bay) - dry hole;

      -     CL&F E-1 well (Turtle Shell) - drilling; and,

      -     Evelyn Moulis No. 1 well (North by Northwest) - dry hole.

Actual test rates are not indicative of the rate of actual production. However, the Company expects to begin adding to its average daily production rate over the balance of 2005 net of normal depletion. Further, completion dates referenced herein above may be effected by a variety issues that could delay the stated dates. Please read the Safe Harbor statement below.

* production rate is estimated

SAFE HARBOR STATEMENT AND DISCLAIMER

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2004.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

                                                   FOR MORE INFORMATION CONTACT:
                                               Lance L. Weaver at (281) 597-7125
                             Meridian Resource Corporation Website: www.tmrc.com

1401 Enclave Parkway, Suite 300 - Houston, Texas 77077 - (281) 597-7000
                      - Fax (281) 558-5744 - www.tmrc.com

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